eGene Revenue Increases 85 Percent in First Quarter 2006 compared to
  First Quarter 2005


  Irvine, Calif. (May 15, 2006)   eGene, Inc. (OTCBB:EGEI), a leading
  bioengineering Company that has developed a compact and automated digital genetic analyzer, today announced its results for the first quarter ending March 31, 2006.

  For the quarter, the Company increased its revenue 85% from one year ago, recording sales of $507,211 verses first quarter sales of $274,151 in 2005. Gross profit margin increased to 64% in the first quarter of 2006, from 51% in the first quarter of 2005. The Company recorded a net loss of $164,471 or ($0.01) per share compared to a net loss a year ago of $266,366 or ($.02 per share). The 2006 net loss per share is based on weighted average shares outstanding of 18,117,517, while the 2005 net loss per share reflected weighted average shares outstanding of 14,787,659.

  The Company attributed the increase in revenue to its continuous product sale ramp up and distribution efforts as it sells its units worldwide to academic, hospital and commercial laboratories.

  In the quarter, the Company used its resources for research and development applications of its HDA system platform, especially considering the current urgent need in the biological detection market. Detection of the influenza A virus (known as the avian or "bird" flu virus) is a major focus at the present time for the Company. As an acute respiratory infection, rapid detection of the influenza A virus is important and the Company has announced that its HDA-GT12 Genetic Analyzer is capable of detecting this virus in as little as six minutes or at a sample analysis rate of two samples per minute.

  In addition to its own product development research, the Company noted that many of the users of its system have started to publish results in peer-reviewed scientific journals that are providing third-party endorsements of the advantages of using the eGene HDA system in genetically related research work.

  eGene noted that total expenses for the quarter were $490,900 which was $84,142 higher than those incurred one year earlier. The major expense increases were $78,000 for non-cash expenses associated with stock option expenses and warrants issued for services. The Company anticipates that selling and marketing expenses are expected to increase as it carries out its planned amplified sales effort.

  eGene has developed the HDA-GT12 (high performance DNA analyzer for genotyping on 12 channels) which is in use at more than 100 hospitals and research centers worldwide. The system analyzes genetic fingerprinting of living organisms through microsatellites, AFLP and RFLP. It performs fast DNA sample screening and high-resolution DNA fragment analysis (2-5bp). The system also analyzes the quality and quantity of total RNA and cRNA, determines the efficiency of cRNA and cDNA amplification reactions and ensures quality of fragmented cRNA. The Company sells cartridges that are specific to the type of analysis to be performed. All data is then received in digital form for appropriate transmission and storage.

  eGene Inc. (www.egeneinc.com) focuses its core technologies of capillary electrophoresis, microfluidics, liquid handling and automation to develop and manufacture low-cost microfluidic, miniaturized digital analyzer systems, software and consumables for biological materials testing applications. These products detect, quantify, identify and characterize DNA and RNA at high rates of specificity and sensitivity while automating routine and non-routine laboratory and industrial procedures critical to product safety, development quality and productivity.

  This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may very from those currently anticipated based upon a number of factors. The Company undertakes no obligation to release publicly any revision, which may be made to reflect events or circumstances after the date hereof.

  Contact:
  Martin E. Janis & Company, Inc. for eGene, Inc.
  Beverly Jedynak, 312-943-1100 ext. 12
  bjedynak@janispr.com